                                                                      Exhibit 11

                            SUMMIT TECHNOLOGY, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE  AMOUNT                     1997          1996         1995
                                                      (As Restated)(B)
----------------------------------------------------------------------------------------------

Income (loss) from continuing operations                   $   828      $(13,491)     $ 1,575
Loss from discontinued operations                           (3,340)      (23,366)      (4,542)
Gain on sale of discontinued operations                     23,910            --           --
                                                           -------      --------      -------
Net income (loss)                                          $21,398      $(36,857)     $(2,967)
                                                           -------      --------      -------

BASIC EARNINGS (LOSS) PER SHARE:

Weighted average common shares outstanding                  31,400        31,174       27,892
                                                           -------      --------      -------

Income (loss) per share from continuing operations         $   .03      $   (.43)     $   .06
Loss per share from discontinued operations                   (.11)         (.75)        (.17)
Gain on sale of discontinued operations                        .76            --           --
                                                           -------      --------      -------
Net income (loss) per share                                $   .68      $  (1.18)     $  (.11)
                                                           -------      --------      -------

DILUTED EARNINGS (LOSS) PER SHARE:

Weighted average common shares outstanding                  31,400        31,174       27,892
Weighted average stock options outstanding                     191           210          423
                                                           -------      --------      -------
Total weighted average common shares outstanding            31,591        31,384       28,315
                                                           -------      --------      -------

Income (loss) per share from continuing operations         $   .03      $   (.43)     $   .06
Loss per share from discontinued operations                   (.11)         (.74)        (.16)
Gain on sale of discontinued operations                        .76            --           --
                                                           -------      --------      -------
Net income (loss) per share                                $   .68      $  (1.17)(A)  $  (.10)(A)
                                                           -------      --------      -------


(A) This computation is submitted as an exhibit to the Company's Form 10-K in accordance with Regulation S-K Item 601(b) (11), although presenting the computation is not in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, because the computation produces an antidilutive result.

(B) Earnings per share for the year ended December 31, 1997 has been restated as described in Note 16 to the consolidated financial statements.